Exhibit 99.1

Amkor Replaces $30 Million Revolving Credit Facility

CHANDLER, Ariz.—July 8, 2004—Amkor Technology, Inc. (Nasdaq: AMKR) said today that it entered into a new $30 million senior secured revolving credit facility on June 29, 2004 (the “New Credit Facility”). The New Credit Facility, which is available through June 29, 2007, replaces Amkor’s prior $30 million secured revolving line of credit, which was scheduled to mature on October 31, 2005. The available funds will be used for general corporate purposes.

Summary of key terms — $30 million senior secured revolving credit facility:

Availability:	Through June 29, 2007

Agents:	Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc., as Sole Lead Arranger and Sole Bookrunner, JPMorgan Chase Bank, as Syndication Agent and Merrill Lynch Capital Corporation, as Documentation Agent

Pricing:	Libor + 3.50%

Financial covenants:	None

The credit agreement containing a complete listing of definitions and provisions will be filed on SEC Form 8-K on Friday, July 9, 2004.

Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Contact:
Jeffrey Luth
480-821-5000 ext.5130
jluth@amkor.com